===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934




                                February 14, 2002


                              DIOMED HOLDINGS, INC.

            NEVADA                        000-32045                       84-140636
(State or other jurisdiction of   (Commission File Number)    (IRS Employer Identification No.)
        incorporation)

              1 DUNDEE PARK
               ANDOVER, MA                              01810
(Address of Principal Executive Offices)              (Zip Code)

       Registrant's telephone number, including area code: (978-475-7771)

                               Natexco Corporation
             (Former name or address, if changed since last report)

ITEM 5.        CHANGES IN CONTROL OF REGISTRANT.

         On February 14, 2002, Diomed Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Diomed Holdings, Inc., a Nevada corporation formerly known as Natexco Corporation (the "Company"), merged with and into Diomed, Inc., a Delaware corporation ("Diomed"), pursuant to an Agreement and Plan of Merger dated as of January 29, 2002 (the "Merger Agreement"). Diomed provides innovative clinical modalities and specializes in the development and distribution of equipment and disposable items used in minimal and micro-invasive medical procedures. In developing and marketing our innovative solutions, we use proprietary technology and we aim to secure strong commercial advantages over our competitors by gaining governmental approvals in advance of others and through exclusive commercial arrangements. To participate in the rapidly growing minimal and micro-invasive medical procedure industry, we seek to integrate disposable items into our product lines. We hold proprietary technology in certain methods of synchronizing diode light sources and in certain optical fibers. To optimize our revenues, we focus on photodynamic therapy for use in cancer treatments, on endovenous laser treatment for use in varicose vein treatments and on dental and general surgical applications.

         Following the merger, the business to be conducted by the Company will be principally the business conducted by Diomed prior to the merger. The merger will be accounted for as a recapitalization.

         Pursuant to the terms of the Merger Agreement, the Company issued (i) 2,328,922.50 shares of its Class A convertible preferred stock ("Class A Stock") to the former holders of Diomed common stock in exchange for 9,315,690 shares of common stock of Diomed issued and outstanding as of the effective time of the Merger, which 2,328,922.50 shares convert into 9,315,690 shares of our common stock, and (ii) 1,362,500 of its Class A Stock to the former holders of 2,725,000 shares of Diomed Series A preferred stock issued and outstanding as of the effective time of the Merger, which 1,362,500 shares convert into 5,450,000 shares of our common stock.

         The shares issued to the former Diomed stockholders in the Merger represent approximately of 51% of the issued and outstanding voting securities (by vote) of the Company following the Merger. The directors of the Company appointed Mr. Peter Norris, a director of Diomed, as a director to fill a vacancy on its board of directors, to serve in such capacity until the next annual meeting of shareholders of the Company or until his earlier resignation or removal. The directors also appointed Mr. Peter Klein, the chief executive officer of Diomed, as chief executive officer and president. We anticipate that shortly after the Merger the directors other than Mr. Norris will resign and Mr. Norris will appoint the remaining Diomed directors as the board of directors of the Company, subject to the applicable rules of the Securities and Exchange Commission.

         In connection with the Merger, the Company conducted a private placement offering of its securities. In the private placement, investors subscribed to purchase from the Company an aggregate of 5,000,000 shares of its common stock pursuant to Section 4(2) of the Securities Act of 1933, as amended, at a price per share of $2.00 for aggregate gross proceeds of $10,000,000. The Company intends to make the proceeds of the private placement available to Diomed for the following uses: (a) to pay expenses incurred in connection with the Merger, the Company's private placement and repayment of a portion of Diomed's existing debt; (b) to fund Diomed's laser development project and other research and development initiatives; (c) to fund business acquisitions that Diomed may undertake in the future; and (d) to fund Diomed's working capital needs. Pursuant to the terms of the subscription agreements, each subscriber may rescind his or her subscription for a period of two days following the receipt of a draft of the Company's Current Report on Form 8-K and this memorandum attached thereto as Exhibit 99.1. The two-day period elapsed prior to the closing of the Merger. The 5,000,000 shares of the Company's common stock issued in the private placement completed on February 14, 2002 cannot be sold for a period of six months following the later of (i) the closing of the Merger and
(ii) the effective date of the Merger, subject to exception for gifts and transfers in trust.

         In connection with the Merger, the Company assumed the obligations of Diomed with respect to Diomed's outstanding 1,380,335 stock options and each of the two plans under which Diomed had granted these options since 1998. Prior to its adoption of formal stock option plans, Diomed had also granted 489,679 options to officers, other employees and consultants. With respect to these non-plan options, the Merger Agreement obligates the Company, upon request of the option holders, to perform Diomed's obligations to issue shares upon the exercise of outstanding options. If all existing optionees fully exercise their rights, the Company will issue to them an aggregate of 467,503.50 shares of its Class A Stock which shares convert into 1,870,014 shares of its common stock.

         The Merger Agreement also obligates the Company to perform Diomed's obligations to issue shares upon exercise of outstanding warrants to purchase 121,924 shares. If the warrantholders fully exercise their rights, the Company will issue to them an aggregate of 30,481 shares of its Class A Stock which shares convert into 121,924 shares of the Company's common stock.

         Exhibit 99.1 to this Report is a descriptive memorandum of Diomed Holdings, Inc. and its business.



ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND
        EXHIBITS

     (a)  Financial Statements of Diomed, Inc.

          Unaudited financial statements for the nine months ended September 30, 2000 and 2001

          Audited financial statements for the years ended December 31, 1998, 1999 and 2000

     (b)  Pro forma financial statements of Diomed Holdings, Inc.

          Pro Forma Balance Sheet as of September 30, 2001

          Pro Forma Statement of Operations for the year ended December 31, 2000

          Pro Forma Statement of Operations for the nine months ended September 30, 2001

     (c)  Exhibits

 Exhibit No.  Description of Exhibit
 ----------   ----------------------
 2.1          Agreement and Plan of Merger
 3.2          Amendment to the Articles of Incorporation
 3.3          Restated By-laws
 4.2          Certificate of Designation for Class A Convertible Preferred Stock
 4.3          1998 Incentive Stock Plan
 4.4          Diomed, Inc. 2001 Employee Stock Option Plan
10.1          Form of Subscription Agreement and Investment Representation
10.2          Escrow Agreement
10.3          Consulting Agreement between the Company and Verus Support
                Services Inc.
10.4          Agreement between James Arkoosh and Diomed
10.5          Employment Agreement with Peter Klein, dated July 24, 1999
10.6          Lock-up Agreement Applicable to Private Placement Investors
10.7          Assignment and Assumption Agreement
23.1          Consent of Arthur Andersen LLP
99.1          Descriptive Memorandum of Diomed Holdings, Inc.
99.2          Report of Atlas Capital Services dated February 4, 2002

                                   SIGNATURES

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED HEREUNTO DULY AUTHORIZED.

                                DIOMED HOLDINGS, INC.
                                (Registrant)

Date:    February 14, 2002      By:       /s/ Peter Klein
                                          -------------------------------------
                                Name:     Peter Klein
                                Title:    President and Chief Executive Officer

DIOMED, INC.

Consolidated Financial Statements
as of December 31, 2000 and 1999
Together with Auditors' Report

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                   Page
Report of Independent Public Accountants                           F-I-2

Consolidated Balance Sheets as of December 31, 1999 and 2000
and September 30, 2001 (unaudited)                                 F-I-3

Consolidated Statements of Operations for the Years Ended
December 31, 1998, 1999, and 2000 and the Nine Months Ended
September 30, 2000 and 2001 (unaudited)                            F-I-4

Consolidated Statements of Stockholders' Equity (Deficit)
for the Years Ended December 31, 1998, 1999, and 2000 and
the Nine Months Ended September 30, 2001 (unaudited)               F-I-5

Consolidated Statements of Cash Flows for the Years Ended
December 31, 1998, 1999, and 2000 and the Nine Months Ended
September 30, 2000 and 2001 (unaudited)                            F-I-6

Notes to Consolidated Financial Statements                         F-I-7



                                     F-I-1

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Diomed, Inc.:

We have audited the accompanying consolidated balance sheets of Diomed, Inc. (a Delaware corporation) and subsidiary as of December 31, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Diomed, Inc. and subsidiary as of December 31, 1999 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.


/s/ Arthur Andersen LLP

Boston, Massachusetts
September 26, 2001
   (except with respect to the
   matter discussed in Note 16,
   as to which the date is
   February 14, 2002)




                                      F-I-2

                                  DIOMED, INC.

Consolidated Balance Sheets

                                                                              DECEMBER 31,              SEPTEMBER 30,
                                                                          1999             2000              2001
                                                                                                         (UNAUDITED)
ASSETS

Current Assets:
   Cash and cash equivalents                                        $        63,042   $       118,872  $       293,100
   Accounts receivable, net of allowance for doubtful accounts of
     $7,000, $300,000 and $238,000 in 1999, 2000 and 2001,
     respectively                                                         1,737,199         3,574,510        1,352,200
   Inventories                                                            1,759,480         2,348,594        2,504,035
   Prepaid expenses and other current assets                                513,445           219,808          301,704
                                                                    ---------------   ---------------  ---------------
         Total current assets                                             4,073,166         6,261,784        4,451,039
                                                                    ---------------   ---------------  ---------------
Property and Equipment:
   Office equipment and furniture and fixtures                              843,681         1,024,529        1,193,665
   Manufacturing equipment                                                  620,081           746,060          736,000
   Leasehold improvements                                                   635,404           605,790          634,000
                                                                    ---------------   ---------------  ---------------
                                                                          2,099,166         2,376,379        2,563,665
   Less--Accumulated depreciation and amortization                          624,960         1,077,933        1,383,500
                                                                     ---------------   ---------------  ---------------
                                                                          1,474,206         1,298,446        1,180,165
                                                                    ---------------   ---------------  ---------------
Intangible Assets, net of accumulated amortization of $0, $41,000
and $139,000 in 1999, 2000 and 2001, respectively                                --           940,487          801,400
                                                                    ---------------   ---------------  ---------------
Other Assets                                                                489,092           451,597          669,396
                                                                    ---------------   ---------------  ---------------
                                                                    $     6,036,464   $     8,952,314  $     7,102,000
                                                                    ===============   ===============  ===============
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities:
   Bank loan                                                        $     1,985,550   $     1,722,674  $       529,900
   Convertible loan notes                                                        --         2,700,000               --
   Current maturities of convertible debt                                        --           339,336          339,336
   Current maturities of capital lease obligations                           52,656            52,528           48,657
   Accounts payable                                                       1,896,117         1,983,206        2,308,821
   Accrued expenses                                                       2,626,073         1,584,962          832,500
   Customer advance                                                              --                --          488,500
                                                                    ---------------   ---------------  ---------------
         Total current liabilities                                        6,560,396         8,382,706        4,547,714
                                                                    ---------------   ---------------  ---------------
Promissory Note Payable                                                          --           936,000          936,000
                                                                    ---------------   ---------------  ---------------
Convertible Notes Payable to Stockholders                                        --                 -          457,000
                                                                    ---------------   ---------------  ---------------
Convertible Debt, less current maturities                                        --           826,339          826,339
                                                                    ---------------   ---------------  ---------------
Capital Lease Obligations, less current maturities                          119,270            88,303           51,243
                                                                    ---------------   ---------------  ---------------
Commitments (Note 14)

Stockholders' Equity (Deficit):
   Series A convertible preferred stock, $0.01 par value-
     Authorized--3,500,000 shares
     Issued and outstanding--2,725,000 in 2001                                   --                --           27,250
   Common stock, $0.001 par value-
     Authorized--40,000,000 shares
     Issued and outstanding--3,954,238 in 1999, 4,770,103 shares
       in 2000 and 9,179,955 shares in 2001                                   3,954             4,770            9,180
   Additional paid-in capital                                            19,289,991        22,073,666       30,270,656
   Cumulative translation adjustment                                        (38,341)           15,332           (4,200)
   Accumulated deficit                                                  (19,898,806)      (23,374,802)     (30,019,182)
                                                                    ---------------   ---------------  ---------------
         Total stockholders' equity (deficit)                              (643,202)       (1,281,034)         283,704
                                                                    ---------------   ---------------  ---------------
                                                                    $     6,036,464   $     8,952,314  $     7,102,000
                                                                    ===============   ===============  ===============



THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.



                                     F-I-3

                               DIOMED, INC.

Consolidated Statements of Operations



                                                                                                NINE MONTHS ENDED
                                                     YEARS ENDED DECEMBER 31,                     SEPTEMBER 30,
                                           ----------                        -----------
                                                1998           1999            2000            2000            2001
                                                                                                   (UNAUDITED)
Revenues                                   $   9,312,347   $   6,751,302  $   9,424,514   $   5,461,800  $   6,427,800

Cost of Revenues                               5,179,234       6,706,013      7,414,564       4,766,700      4,952,000
                                           -------------   -------------  -------------   -------------   -------------

         Gross profit                          4,133,113          45,289      2,009,950         695,100      1,475,800
                                           -------------   -------------  -------------   -------------   -------------

Operating Expenses:
   Research and development                    1,374,179       1,572,825      1,270,816         846,400      1,009,000
   Selling and marketing                       1,929,350       2,136,498      1,647,510       1,136,400      1,873,000
   General and administrative                  2,577,860       2,115,787      2,228,777       1,395,000      1,936,000
   Impairment of goodwill (Note 5)                    --       1,586,370             --              --             --
                                           -------------   -------------  -------------   -------------   -------------
         Total operating expenses              5,881,389       7,411,480      5,147,103       3,377,800      4,818,000
                                           -------------   -------------  -------------   -------------   -------------
         Loss from operations                 (1,748,276)     (7,366,191)    (3,137,153)     (2,682,700)    (3,342,200)
Interest Expense, net                            (60,984)       (124,535)      (338,843)       (231,600)    (2,879,000)
                                           -------------   -------------  -------------   -------------   -------------
         Net loss                             (1,809,260)     (7,490,726)    (3,475,996)     (2,914,300)    (6,221,200)

Value Ascribed to Call Option and
Beneficial Conversion Feature Related to
Preferred Stock                                       --              --             --              --       (423,180)
                                           -------------   -------------  -------------   -------------   -------------
         Net loss applicable to common
         stockholders                      $  (1,809,260)  $  (7,490,726) $  (3,475,996)  $  (2,914,300)  $  (6,644,380)
                                           =============   =============  =============   =============   =============
Net loss per share (Note 3):
   Basic and diluted net loss per share
   applicable to common stockholders       $       (0.70)   $      (2.34)  $      (0.82)   $      (0.71)   $      (0.83)
                                           =============   =============   ============    ============    ============
   Basic and diluted weighted average
     common shares outstanding                 2,596,574       3,196,558      4,246,004       4,081,222       8,003,994
                                           =============   =============   ============    ============    ============


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                                     F-I-4

                                  DIOMED, INC.

Consolidated Statements of Stockholders' Equity (Deficit)


                                                          SERIES A CONVERTIBLE
                                                            PREFERRED STOCK               COMMON STOCK          ADDITIONAL
                                                        NUMBER OF     $0.01 PAR     NUMBER OF     $0.001 PAR     PAID-IN
                                                          SHARES        AMOUNT        SHARES        AMOUNT       CAPITAL
Balance, December 31, 1997                                       --  $         --     2,346,811  $      2,347  $ 13,602,136
   Issuance of stock for services rendered                       --            --         3,354             3        21,997
   Issuance of stock in connection with acquisition              --            --       414,143           414     2,716,364
   Exercise of options to purchase common stock                  --            --        25,350            25       126,102
   Change in cumulative translation adjustment                   --            --            --            --            --
   Net loss                                                      --            --            --            --            --
                                                       ------------  ------------  ------------  ------------  ------------
         Comprehensive loss

Balance, December 31, 1998                                       --            --     2,789,658         2,789    16,466,599
   Issuance of stock, net of issuance costs of
     $148,448                                                    --            --     1,139,580         1,140     2,700,207
   Change in cumulative translation adjustment                   --            --            --            --             -
   Exercise of options to purchase common stock                                --        25,000            25       123,185
   Net loss                                                      --            --            --            --             -
                                                       ------------  ------------  ------------  ------------  ------------
         Comprehensive loss

Balance, December 31, 1999                                       --            --     3,954,238         3,954    19,289,991
   Issuance of stock and warrants, net of offering
     costs of $71,036                                            --            --       815,865           816     2,783,675
   Change in cumulative translation adjustment                   --            --            --            --            --
   Net loss                                                      --            --            --            --            --
                                                       ------------  ------------  ------------  ------------  ------------
         Comprehensive loss

Balance, December 31, 2000                                       --            --     4,770,103         4,770    22,073,666
   Issuance of Series A convertible preferred stock,
     net of issuance costs of $192,530 (unaudited)        2,725,000        27,250            --            --     2,505,220
   Value ascribed to call option and beneficial
     conversion feature related to preferred stock
     (unaudited)                                                 --            --            --            --       423,180
   Conversion of debt into common stock, including
     $2,700,000 related to beneficial conversion
     feature (unaudited)                                         --            --     2,475,000         2,475     5,172,525
   Value ascribed to warrants issued in connection
     with issuance of debt to stockholders
     (unaudited)                                                 --            --            --            --        43,000
   Compensation expense related to issuance of stock
     options to consultants for services (unaudited)             --            --            --            --        55,000
   Recapitalization of common stock held by certain
     investors (unaudited)                                       --            --     1,934,852         1,935        (1,935)
   Change in cumulative translation adjustment
     (unaudited)                                                 --            --            --            --             -
   Net loss (unaudited)                                          --            --            --            --             -
                                                       ------------  ------------  ------------  ------------  ------------
         Comprehensive loss (unaudited)

Balance, September 30, 2001 (unaudited)                   2,725,000  $     27,250     9,179,955  $      9,180  $ 30,270,656
                                                       ============  ============  ============  ============  ============



                                   TOTAL
   CUMULATIVE                  STOCKHOLDERS'
   TRANSLATION    ACCUMULATED      EQUITY     COMPREHENSIVE
   ADJUSTMENT       DEFICIT      (DEFICIT)        LOSS

  $          -  $(10,598,820)  $  3,005,663
             -            --         22,000
             -            --      2,716,778
             -            --        126,127
        27,014            --         27,014  $      27,014
             -    (1,809,260)    (1,809,260)    (1,809,260)
  ------------  ------------   ------------  -------------

                                             $  (1,782,246)
                                             =============


        27,014   (12,408,080)     4,088,322

             -            --      2,701,347
       (65,355)           --        (65,355) $     (65,355)
             -            --        123,210
             -    (7,490,726)    (7,490,726)    (7,490,726)
  ------------  ------------   ------------  -------------

                                             $  (7,556,081)
                                             =============

       (38,341)  (19,898,806)      (643,202)

             -            --      2,784,491
        53,673            --         53,673  $      53,673
             -    (3,475,996)    (3,475,996)    (3,475,996)
  ------------  ------------   ------------  -------------

                                             $  (3,422,323)
                                             =============

        15,332   (23,374,802)    (1,281,034)

            --             --     2,532,470

            --      (423,180)            --


            --             --     5,175,000


            --             -         43,000

            --             -         55,000

            --             --            --

       (19,532)            --       (19,532) $     (19,532)
            --    (6,221,200)    (6,221,200)    (6,221,200)
  ------------  ------------   ------------  -------------

                                             $  (6,240,732)
                                             =============

  $     (4,200) $(30,019,182)  $    283,704
  ============  ============   ============



THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS

                                     F-I-5

                                  DIOMED, INC.

Consolidated Statements of Cash Flows


                                                                                                  NINE MONTHS ENDED
                                                             YEARS ENDED DECEMBER 31,               SEPTEMBER 30,
                                                    ---------                        -------
                                                        1998          1999          2000          2000          2001
                                                                                                     (UNAUDITED)
Cash Flows from Operating Activities:
   Net loss                                         $ (1,809,260) $ (7,490,726) $ (3,475,996) $ (2,914,300) $ (6,221,200)
   Adjustments to reconcile net loss to net cash
   used in operating activities-
     Depreciation and amortization                       431,817       688,708       467,566       304,086       524,049
     Noncash interest expense on convertible loan
       notes                                                  --            --            --            --     2,700,000
     Issuance of stock options to consultants                 --            --            --            --        55,000
     Impairment of goodwill                                   --     1,586,370            --            --            --
     Changes in operating assets and liabilities,
     net of acquisition-
       Accounts receivable                               (19,771)      545,556    (1,965,681)       41,625     2,461,837
       Inventories                                      (254,245)      (30,084)     (421,071)     (458,651)     (155,339)
       Prepaid expenses and other current assets        (155,648)     (269,088)      256,583        58,437       (88,997)
       Accounts payable                                  607,244        82,218       226,307       137,012       353,166
       Accrued expenses                                  209,478     2,055,614      (852,658)     (915,222)     (727,604)
       Customer advance                                       --            --            --             -       488,500
                                                    ------------  ------------  ------------  ------------  ------------

         Net cash used in operating activities          (990,385)   (2,831,432)   (5,764,950)   (3,747,013)     (610,588)
                                                    ------------  ------------  ------------  ------------  ------------

Cash Flows from Investing Activities:
   Purchases of property and equipment                   (36,151)     (970,323)     (272,414)     (322,877)     (374,398)
   Increase in other assets                                   --      (489,092)           --            --      (225,196)
                                                    ------------  ------------  ------------  ------------  ------------

         Net cash used in investing activities           (36,151)   (1,459,415)     (272,414)     (322,877)     (599,594)
                                                    ------------  ------------  ------------  ------------  ------------

Cash Flows from Financing Activities:
   Net proceeds (payments) from bank borrowings          308,395     1,500,073      (115,389)     (350,277)   (1,162,364)
   Proceeds from convertible loan notes                       --            --     2,700,000     2,700,000            --
   Proceeds from convertible debt                             --            --            --            --       500,000
   Promissory note payable                                    --            --       936,000            --            --
   Payments on convertible debt                               --            --       (34,325)           --      (225,000)
   Payments on capital lease obligations                 (17,419)      (40,859)      (50,388)      (48,180)      (38,445)
   Proceeds from issue of stock                          126,127     2,701,347     2,784,491     1,950,248            --
   Proceeds from issue of preferred stock                     --            --            --            --     2,532,470
   Proceeds from exercise of stock options                    --       123,210            --            --            --
                                                    ------------  ------------  ------------  ------------  ------------

         Net cash provided by financing activities       417,103     4,283,771     6,220,389     4,251,791     1,606,661
                                                    ------------  ------------  ------------  ------------  ------------

Effect of Exchange Rate Changes                             (145)      (37,143)     (127,195)     (174,443)     (222,251)
                                                    ------------  ------------  ------------  ------------  ------------

Net Increase (Decrease) in Cash and Cash
Equivalents                                             (609,578)      (44,219)       55,830         7,458       174,228

Cash and Cash Equivalents, beginning of period           716,839       107,261        63,042        63,042       118,872
                                                    ------------  ------------  ------------  ------------  ------------

Cash and Cash Equivalents, end of period             $   107,261   $    63,042   $   118,872   $    70,500   $   293,100
                                                     ===========   ===========   ===========   ===========   ===========

Supplemental Disclosure of Cash Flow Information:
   Cash paid for interest                            $    61,518   $   124,535   $   332,285   $   205,248   $   186,432
                                                     ===========   ===========   ===========   ===========   ===========

Supplemental Disclosure of Noncash Investing and
Financing Activities:
   Acquisition of property and equipment under
     capital lease obligations                       $        --   $   172,159   $    32,065   $    32,065   $        --
                                                     ===========   ===========   ===========   ===========   ===========
   Issuance of stock in connection with
     acquisition of LaserLite LLC                    $ 2,738,778   $        --   $        --   $        --   $        --
                                                     ===========   ===========   ===========   ===========   ===========
   Exchange of convertible debt for QLT
     intangible assets and inventory                 $        --   $        --   $ 1,200,000   $        --   $        --
                                                     ===========   ===========   ===========   ===========   ===========
   Conversion of convertible loan notes into
     common stock                                    $        --   $        --   $        --   $        --   $ 2,475,000
                                                     ===========   ===========   ===========   ===========   ===========
   Value ascribed to warrants issued in
     connection with issuance of debt to
     stockholders                                    $        --   $         -   $        --   $        --   $    43,000
                                                     ===========   ===========   ===========   ===========   ===========
   Value ascribed to call option and beneficial
     conversion feature related to preferred stock   $        --   $         -   $        --   $        --   $   423,180
                                                     ===========   ===========   ===========   ===========   ===========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                                     F-I-6

DIOMED, INC.

Consolidated Notes to Financial Statements
December 31, 2000

(INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(1)  OPERATIONS

     Diomed, Inc. and subsidiaries (the Company) provides innovative clinical modalities and specializes in developing and distributing equipment and disposables used in minimal and micro-invasive medical procedures.

     Some of the Company's medical laser products are in various stages of development, and as such, the success of future operations is subject to a number of risks similar to those of other companies in similar stages of development. Principal among these risks are the continued successful development and marketing of the Company's products, proper regulatory approval, the need to achieve profitable operations, competition from substitute products and larger companies, the need to obtain adequate financing to fund future operations and dependence on key individuals. The Company has incurred significant losses since inception and is devoting substantially all its efforts towards research and development, regulatory approvals, manufacturing and marketing its products.

     As discussed in Notes 8, 11(B), and 15, subsequent to year-end, certain debt outstanding at December 31, 2000 has converted to equity and the Company has raised additional funding through separate issuances of equity and debt instruments. Management believes that this additional capital, along with its cash flows from operations, will be sufficient to fund its operations into 2002. As discussed in Note 16, the Company merged with another company subsequent to year end.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accompanying consolidated financial statements reflect the application of certain accounting policies as described below and elsewhere in these notes to consolidated financial statements.


                                     F-I-7

DIOMED, INC.

Consolidated Notes to Financial Statements
December 31, 2000

(INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


(A)    PRINCIPLES OF CONSOLIDATION

       These financial statements include the amounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions have been eliminated.

(B)    UNAUDITED INTERIM FINANCIAL STATEMENTS

       In the opinion of the Company's management, the September 30, 2000 and 2001 unaudited interim financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of results of the respective interim period. The results of operations for the nine months ended September 30, 2001 are not necessarily indicative of the results to be expected for the full year or for any future period.

(C)    USE OF ESTIMATES

       The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

(D)    CASH AND CASH EQUIVALENTS

       Cash and cash equivalents consists of short-term, highly liquid investments with original maturity dates of 90 days or less. Cash equivalents are carried at cost, which approximates fair value.

(E)    FOREIGN CURRENCY TRANSLATION

       Assets, excluding property and equipment and liabilities of the foreign subsidiaries are translated at the rate of exchange in effect at year-end, while stockholders' equity, excluding the current year's loss, is translated at historical rates. Results of operations are translated using the weighted average exchange rate in effect during the year. Resulting translation adjustments are recorded as a separate component of stockholders' equity in the accompanying consolidated balance sheets. Transaction gains and losses are included in operating expenses for all periods presented.

(F)    REVENUE RECOGNITION

       Revenue from product sales is recognized at the time of shipment to the customer as long as there is persuasive evidence of an arrangement, the sales price is fixed and determinable and collection of the related receivable is probable. The Company provides for estimated product returns and warranty costs at the time of product shipment. In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 101, REVENUE RECOGNITION IN FINANCIAL STATEMENTS, which establishes guidance in applying generally accepted accounting principles to revenue recognition in financial statements and is effective beginning with the Company's fourth quarter of the year ended December 31, 2000. The

                                      F-I-8

DIOMED, INC.

Consolidated Notes to Financial Statements
December 31, 2000

(INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

        Company has determined that its existing revenue recognition practices comply with the requirements of SAB No. 101 for all periods presented.

(G)    INVENTORIES

       Inventories are valued at the lower of cost (first-in, first-out) or market. Work-in-progress and finished goods consist of materials, labor and manufacturing overhead. Inventories consist of the following:

                                      DECEMBER 31,               SEPTEMBER 30,
                                  1999             2000              2001

         Raw materials      $     1,316,720   $     2,022,590  $     2,111,486
         Work-in-progress                 -           243,612          270,467
         Finished goods             442,760            82,392          122,082
                            ---------------   ---------------  ---------------
                            $     1,759,480   $     2,348,594  $     2,504,035
                            ===============   ===============  ===============

(H)    DEPRECIATION AND AMORTIZATION

       The Company provides for depreciation and amortization using both straight-line and accelerated methods by charges to operations in amounts that allocate the cost of the assets over their estimated useful lives as follows:

                                                            ESTIMATED
                      DESCRIPTION                          USEFUL LIFE
       Office equipment and furniture and
         fixtures                                           2-5 years
       Manufacturing equipment                              2-5 years
       Leasehold improvements                       Lesser of estimated useful
                                                      life or life of lease

(I)    LONG-LIVED ASSETS

       The Company assesses the realizability of long-lived assets in accordance with Statement of Financial Accounting Standards (SFAS) No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. Under SFAS No. 121, if qualitative factors suggest that an impairment may have occurred, the Company is required to assess the valuation of its long-lived assets. Based on the Company's development of a next-generation laser and its decision to discontinue the sale of the LaserLite LLC product line, the Company recorded an asset impairment charge of approximately $1.6 million against the remaining carrying value of goodwill related to the acquisition of LaserLite LLC during the year ended December 31, 1999. As of December 31, 2000 and September 30, 2001, the Company has determined that no material adjustment to the carrying value of its long-lived assets was required.

(J)    FAIR VALUE OF FINANCIAL INSTRUMENTS

       The carrying amounts of the Company's cash, cash equivalents, accounts receivable, accounts payable and various debt instruments approximate fair value due to the short-term nature of these instruments. The carrying amounts of debt issued pursuant to agreements with banks approximate fair value as the interest rates on these instruments fluctuate with market interest rates.


                                      F-I-9

DIOMED, INC.

Consolidated Notes to Financial Statements
December 31, 2000

(INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


(K)    CONCENTRATION OF CREDIT RISK AND SIGNIFICANT CUSTOMERS

       Financial instruments that subject the Company to credit risk consist primarily of cash, cash equivalents and trade accounts receivable. The Company places its cash and cash equivalents in established financial institutions. The Company has no significant off-balance-sheet concentration of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements. The Company's accounts receivable credit risk is not concentrated within any one geographic area. The Company has not experienced any losses related to receivables from any individual customers or groups of customers in any specific industry or by geographic area. Due to these factors, no additional credit risk beyond amounts provided for collection losses is believed by management to be inherent in the Company's accounts receivable.

       The following table summarizes the number of customers that individually comprise greater than 10% of total revenues and total gross accounts receivable for the periods presented:

       REVENUES
                                                     NINE MONTHS ENDED
                         YEARS ENDED DECEMBER 31,      SEPTEMBER 30,
                          1998    1999     2000      2000       2001
         Customer A        *        *       20%        *         28%
         Customer B       27%      23%      18%       40%        15%
         Customer C        *       12%       *         *          *
         Customer D        *       11%       *         *          *
         Customer E        *        *        *         *          *

         *Less than 10%

       GROSS ACCOUNTS RECEIVABLE

                                   DECEMBER 31,               SEPTEMBER 30,
                              1999              2000             2001
         Customer A             *               29%               18%
         Customer B             *                *                 *
         Customer C            24%              18%               16%
         Customer D            17%               *                 *
         Customer E            29%               *                 *

         *Less than 10%

(L)    ACCOUNTING FOR STOCK-BASED COMPENSATION

       The Company accounts for employee stock option grants in accordance with Accounting Principles Board (APB) Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and has included the pro forma disclosures required by SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, for all periods presented in the notes to the consolidated financial statements.




                                     F-I-10

DIOMED, INC.

Consolidated Notes to Financial Statements
December 31, 2000

(INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)



(M)    RESEARCH AND DEVELOPMENT EXPENSES

       The Company charges research and development expenses to operations as incurred.

(N)    COMPREHENSIVE INCOME

       SFAS No. 130, REPORTING COMPREHENSIVE INCOME, requires disclosure of all components of comprehensive income. Comprehensive income is defined as the change in stockholders' equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. For all periods presented, comprehensive income consists of only the Company's net loss and changes in cumulative translation adjustment account (see Note 2(E)). The Company has disclosed comprehensive income
       (loss) for all periods presented in the accompanying consolidated statements of stockholders' equity (deficit).

(O)    INCOME TAXES

       The Company follows the provisions of SFAS No. 109, ACCOUNTING FOR INCOME TAXES. Deferred income taxes are provided on temporary differences that arise in the recording of transactions for financial and tax reporting purposes and result in deferred tax assets and liabilities. Deferred tax assets are reduced by an appropriate valuation allowance if it is management's judgment that part of the deferred tax asset will not be realized. Tax credits are accounted for as reductions of the current provision for income taxes in the year in which the related expenditures are incurred.

(P)    RECENT ACCOUNTING PRONOUNCEMENTS

       In March 2000, the Financial Accounting Standards Board (FASB) issued Interpretation No. 44, ACCOUNTING FOR CERTAIN TRANSACTIONS INVOLVING STOCK COMPENSATION--AN INTERPRETATION OF APB OPINION NO. 25. This interpretation clarifies the application of APB Opinion No. 25 in certain situations, as defined. The interpretation is effective July 1, 2000, but covers certain events occurring during the period after December 15, 1998 but before the effective date. The adoption of this new accounting interpretation did not have a material impact on the Company's financial statements.

       In July 2001, the FASB issued SFAS No. 141, BUSINESS COMBINATIONS. SFAS No. 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. This statement is effective for all business combinations initiated after June 30, 2001.

       In July 2001, the FASB issued SFAS No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS. This statement applies to goodwill and intangible assets acquired after June 30, 2001, as well as goodwill and intangible assets previously acquired. Under this statement, goodwill as well as certain other intangible assets determined to have an infinite life will no longer be amortized; instead, these assets will be reviewed for impairment on a periodic basis. This statement is effective for the Company for the first quarter in the fiscal year ended December 2002. The Company has not yet completed its assessment

                                     F-I-11

DIOMED, INC.

Consolidated Notes to Financial Statements
December 31, 2000

(INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


       of whether the adoption of this new accounting standard will have a material impact on the Company's financial statements.

       In August 2001, the FASB issued SFAS No. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS, which supercedes SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. SFAS No. 144 further refines the requirements of SFAS No. 121 that companies (i) recognize an impairment loss only if the carrying amount of a long-lived asset is not recoverable based on its undiscounted future cash flows and (ii) measure an impairment loss as the difference between the carrying amount and the fair value of the asset. In addition, SFAS No. 144 provides guidance on accounting and disclosure issues surrounding long-lived assets to be disposed of by sale. The Company does not expect adoption of this statement to have a material impact on its financial position or results of operations.

(3)  NET LOSS PER SHARE

     Net loss per share is computed based on the guidance of SFAS No. 128, EARNINGS PER SHARE. SFAS No. 128 requires companies to report both basic loss per share, which is based on the weighted average number of common shares outstanding, and diluted loss per share, which is based on the weighted average number of common shares outstanding and the weighted average dilutive potential common shares outstanding using the treasury stock method. As a result of the losses incurred by the Company for the years ended December 31, 1998, 1999 and 2000 and the nine months ended September 30, 2000 and 2001, all potential common shares were antidilutive and were excluded from the diluted net loss per share calculations.

     The following table summarizes securities outstanding as of each period-end which were not included in the calculation of diluted net loss per share since their inclusion would be antidilutive.

                                    DECEMBER 31,                  SEPTEMBER 30,
                         -----------------------------------  ----------------------
                            1998         1999        2000        2000         2001
Common stock options
   and warrants             565,979     714,995    2,248,944     841,850   1,921,308
                         ==========  ==========   ==========  ==========  ==========
Convertible preferred
   stock                         --          --           --          --   5,450,000
                         ==========  ==========   ==========  ==========  ==========
Convertible debt                 --          --    1,104,479     771,429     832,838
                         ==========  ==========   ==========  ==========  ==========


                                     F-I-12

DIOMED, INC.

Consolidated Notes to Financial Statements
December 31, 2000

(INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)



(4)      ACCRUED EXPENSES


Accrued liabilities consist of the following:

                                         DECEMBER 31,              SEPTEMBER 30,
                              ---------------------------------  -----------------
                                    1999              2000               2001
Payroll and related costs     $       286,452   $       499,254   $       221,393
Warranty                            1,268,413           830,419           156,228
Deferred rent                         276,724           151,184           172,131
Others                                794,484           104,105           282,748
                              ---------------   ---------------   ---------------
                              $     2,626,073   $     1,584,962   $       832,500
                              ===============   ===============   ===============


(5)  ACQUISITON OF LASERLITE LLC

     On May 31, 1998, the Company acquired substantially all of the assets and assumed certain liabilities of LaserLite LLC (LaserLite), the distributor of Diomed, Ltd.'s cosmetic laser systems, with certain patents and other intangible assets. As consideration, the Company issued 414,143 shares of common stock to LaserLite and options to purchase 86,412 shares of common stock.

     The Company allocated approximately $2.6 million of the purchase price to goodwill and was amortizing such goodwill on the straight-line basis over a four-year period. Included in general and administrative expenses are $656,429 of amortization expense for the year ended December 31, 1999.

     In December 1999, the Company recorded a noncash accounting charge of $1,586,370 related to the impairment of the value of the goodwill that had arisen from this acquisition. An impairment was recognized when the Company's development of a next-generation laser led to a decision to discontinue the sale of the LaserLite product line.


                                      F-I-13

DIOMED, INC.

Consolidated Notes to Financial Statements
December 31, 2000

(INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(6)  ACQUISITION OF MANUFACTURING RIGHTS

     Effective October 16, 2000, the Company acquired certain manufacturing rights and inventory of QLT, Inc. (QLT) necessary or useful to commercialize certain series of its OPTIGUIDE(R) fibers for $1.2 million in the form of two promissory notes, payable within two years. The first promissory note is payable in cash or in shares of common stock. The second promissory is payable, at the election of the Company, in cash or in shares of common stock (see Note 9). In the event that the Company closes an initial public offering (IPO) of its securities within two years of the closing date, the due date of the balance payment would be accelerated to the time of completion of the IPO and QLT would receive payment in full in the form of common stock, at a 40% discount on the offering price per share to the public. This contingent beneficial conversion feature, valued at $556,667 and computed in accordance with Emerging Issues Task Force (EITF) 00-27, APPLICATION OF EITF ISSUE NO. 98-5 TO CERTAIN CONVERTIBLE INSTRUMENTS, would be recorded upon the occurrence of an IPO as a discount to the debt and amortized ratably to interest expense over the remaining term of the debt, unless converted earlier. The aggregate purchase price of $1,200,000 was allocated based on the fair value of the tangible and intangible assets acquired as follows:

         Inventory                        $       218,623
         Manufacturing rights                     981,377
                                          ---------------

                                          $     1,200,000
                                          ===============


     Amounts allocated to manufacturing rights are being amortized on the straight-line basis over a five-year period. Included in general and administrative expenses is amortization expense of approximately $41,000 and $139,000 for the year ended December 31, 2000 and the nine months ended September 30, 2001, respectively.

(7)  LINE-OF-CREDIT ARRANGEMENT

     Diomed, Ltd. had a (pounds sterling)400,000 ($646,000 at December 31,
     1999) line of credit with Barclays Bank. This line bore interest at 2.5% above Barclays Bank's base rate (6.25% at December 31, 1999). Borrowings were guaranteed by a shareholder of the Company and were due on March 31, 2000. Subsequently, the due date was extended to May 11, 2000, when the outstanding balance was repaid.

     Diomed, Ltd. also has a line of credit with Barclays Bank, which is limited to the lesser of (pounds sterling)1,200,000 ($1,762,920 at September 30, 2001) or 80% of eligible accounts receivable. This line bears interest at 3% above Barclays Bank's base rate (4.75% at September 30, 2001) and borrowings are due upon collection of receivables from customers. As of September 30, 2001, there were borrowings of (pounds sterling)360,700 ($529,900) outstanding under this line and no available future borrowings.

     (8) CONVERTIBLE LOAN NOTES

     Between March and June 2000, the Company issued $2.7 million of 9% convertible subordinated notes (the Notes), which were due on March 31, 2001. The original conversion rate for the Notes was $3.50 per share of common stock. The conversion rate was subject to


                                     F-I-14

DIOMED, INC.

Consolidated Notes to Financial Statements
December 31, 2000

(INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)



     adjustment in the event of certain circumstances occurring, including certain issues of common stock at a price below $3.50 per share.

     Pursuant to the Stock Purchase and Recapitalization Agreement (the Agreement), dated March 5, 2001, which provided certain existing shareholders with additional shares of common stock which had the effect of reducing their purchase price to $1.00 per share (see Note 11(C)), the Company agreed to adjust the conversion price from $3.50 per share to $1.00 per share. Concurrent with the Agreement, the noteholders agreed to convert principle of $2,475,000 into 2,475,000 shares of common stock. The balance due of $225,000 was repaid in cash.

     In accordance with EITF 00-27, the Company has recorded noncash interest expense totaling approximately $2.7 million in March 2001 due to the adjustment of the original conversion price.

(9)  DEBT

     As of December 31, 2000 and September 30, 2001, the two promissory notes due to QLT for the acquisition of the manufacturing rights to the OPTIGUIDE(R) fibers (see Note 6) are shown on the consolidated balance sheet as convertible debt.

     With respect to the First QLT Promissory Note, by letter dated June 7, 2001, QLT formally requested payment of the $339,336 balance due under that note. QLT also indicated that it would exercise its option under the Optiguide Asset Purchase Agreement to require Diomed to issue to QLT shares of Diomed Common Stock having a value equal to $339,336. On October 1, 2001 Diomed advised QLT that it was prepared to issue 135,735 shares based on a per share price of $2.50. Diomed asked QLT to respond if the calculation was acceptable to it and also asked that, if the calculation was not acceptable, that the matter be referred to arbitration pursuant to the applicable provisions of the Optiguide Asset Purchase Agreement. On January 28, 2002 Diomed issued QLT 135,735 shares of Diomed Common Stock. On February 11, 2002, QLT wrote Diomed and stated that it was accepting the 135,735 shares issued to it under protest as it disagreed with the per share price Diomed had used in calculating the number of shares issued to it. It also pointed out that Diomed had failed, in connection with the issuance of those shares, to confirm certain registration rights and deliver a legal opinion. Based on the letter, it is unclear what QLT's position is. Diomed believes that QLT's position may be that it should be issued up to an additional 542,940 shares. Diomed disputes this position based on the express terms of its agreement with QLT and the relevant facts. The terms of the agreement between Diomed and QLT requires senior management of both companies to meet within a period of 60 days to attempt to resolve disputes arising thereunder.

     In October 2000, a customer advanced the Company $936,000 to secure certain key materials. In September 2001, the Company issued a promissory note to this customer in the amount of the advance. The note matures on January 1, 2004 and bears interest at a rate of 8.5% per year. The note does not provide for conversion rights.

     A summary of the debt at December 31, 2000 and September 30, 2001 is as follows:

                                        CURRENT         LONG-TERM

         Convertible debt--QLT       $      339,336  $       826,339
         Promissory note payable                  -          936,000
                                    ---------------  ---------------
                                    $       339,336  $     1,762,339
                                    ===============  ===============

(10) INCOME TAXES

     No provision for foreign, federal or state income taxes has been recorded, as the Company incurred net operating losses for all periods presented. The Company has U.S. federal and state net operating loss carryforwards of approximately $3.8 million at December 31, 2000 to


                                     F-I-15

DIOMED, INC.

Consolidated Notes to Financial Statements
December 31, 2000

(INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


     reduce future federal income taxes, if any. These carryforwards expire through 2020 and are subject to review and possible adjustment by the Internal Revenue Service (IRS). The Company also has approximately $13.5 million of foreign net operating loss carryforwards at December 31, 2000 to reduce future foreign income taxes, if any. These carryforwards do not have an expiration date.

     The Tax Reform Act of 1986 contains provisions that may limit the amount of U.S. federal and state net operating loss and credit carryforwards that the Company may utilize in any one year in the event of certain cumulative changes in ownership over a three-year period in excess of 50%, as defined. The Company has not assessed whether its equity transactions have caused such a change in ownership.

     The approximate tax effects of temporary differences that give rise to significant portions of the Company's deferred tax assets primarily relate to net operating loss carryforwards and amount to approximately $3.9 million and $5.8 million as of December 31, 1999 and 2000, respectively. It is the Company's objective to become a profitable enterprise and to realize the benefits of its deferred tax assets. However, in evaluating the realizability of these deferred tax assets, management has considered the Company's short operating history, the volatility of the market in which it competes and the operating losses incurred to date, and believes that, given the significance of this evidence, a full valuation reserve against its deferred tax assets is required as of December 31, 1999 and 2000. The components of the Company's deferred tax assets are as follows:


                                                     DECEMBER 31
                                               1999              2000

        Net operating loss carryforwards  $     3,653,030  $     5,581,915
        Other temporary differences               259,605          261,805
        Valuation allowance                    (3,912,635)      (5,843,720)
                                          ---------------  ---------------

                 Net deferred tax asset   $             -  $             -
                                          ===============  ===============

(11)   STOCKHOLDERS' EQUITY

(A)    AMENDED CERTIFICATE OF INCORPORATION

       Effective March 15, 2001, the authorized capital stock of the Company was increased to 43,500,000 shares, consisting of 40,000,000 shares of common stock, $0.001 par value per share and 3,500,000 shares of preferred stock, $0.01 par value per share, all of which are designated Series A convertible preferred stock (Series A Preferred Stock).

(B)    SALE OF SERIES A PREFERRED STOCK

       In March and April 2001, the Company sold an aggregate of 2,725,000 shares of Series A Preferred Stock for $1.00 per share, which resulted in gross proceeds of $2,725,000.



                                     F-I-16

DIOMED, INC.

Consolidated Notes to Financial Statements
December 31, 2000

(INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)



       The Series A Preferred Stock has the following rights, preferences and privileges:


            VOTING

            Each share of Series A Preferred Stock shall entitle the holder thereof to such number of votes equal to the number of shares of common stock into which each share is then convertible. The holders, collectively, by a two-thirds vote, have the right to elect three members to the Company's Board of Directors and can assign such rights to the lead investor. Also, the holders are required, by a two-thirds vote, to approve matters pertaining to corporate governance and structure, dividends, sale or redemption of securities or instruments convertible to securities, a merger or consolidation, and sale, lease or disposal of all or substantially all of the Company's assets. In addition, until the effective date of a qualifying initial public offering or private equity offering of common stock at a price per share of at least $5.00, resulting in gross proceeds of at least $15 million, the Company shall not incur any debt, make any acquisitions or strategic investments or enter into any contracts or payment obligations that commit the Company to $250,000 or more in aggregate without the approval of the Board of Directors, including the three members elected by the holders.

            DIVIDENDS

            The holders of Series A Preferred Stock are entitled to receive non-cumulative 10% dividends annually, when and if declared by the Company's Board of Directors.

            LIQUIDATION PREFERENCE

            Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of each share of Series A Preferred Stock is entitled to receive an amount equal to the greater of (i) $1.00 per share, subject to adjustment, plus any declared but unpaid dividends or (ii) such amount per share of Series A Preferred Stock as would have been payable had each share been converted to common stock.

            VOLUNTARY CONVERSION

            Each share of Series A Preferred Stock is convertible, at the option of the holder thereof, into two shares of common stock, subject to adjustment, as defined.

            AUTOMATIC CONVERSION

            Each share of Series A Preferred Stock shall automatically be converted into shares of common stock at the then effective conversion price, upon written election of at least two-thirds of the then outstanding Series A Preferred Stock, merger or consolidation, as defined, or upon the closing of a qualifying initial public offering at a price per share of at least $5.00, resulting in gross proceeds of at least $15,000,000.


                                     F-I-17

DIOMED, INC.


Consolidated Notes to Financial Statements
December 31, 2000

(INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


            CALL OPTION

            On or prior to October 31, 2001 or the earlier merger or consolidation of the Company, as defined, two holders of Series A Preferred Stock can require the Company to sell up to 1,000,000 shares of Series A Preferred Stock at a price per share equal to $1.00, subject to adjustment, as defined. The Company recorded the fair value of the call option and related beneficial conversion feature, totaling an aggregate of $423,180, in the accompanying statement of stockholders' equity (deficit). Effective October 31, 2001, the call option terminated.

(C)    COMMON STOCK

       As of September 30, 2001, the Company had authorized 40,000,000 shares of common stock, $0.001 par value, of which 9,179,955 are outstanding.

       Between August and November 2000, the Company issued 815,865 shares of its common stock at a price of $3.50 per share, together with warrants to purchase 1,387,294 shares of common stock at a price of $3.50 per share, in private placements resulting in net proceeds of approximately $2.8 million. In connection with the sale of Series A Preferred Stock for $1.00 per share, substantially all of the purchasers of common stock from August and November 2000 elected to accept the Company's offer to exchange the shares and warrants they originally acquired (773,941 and 1,345,370, respectively) for 2,708,793 shares of common stock. This recapitalization yields an effective purchase price of $1.00 per share.

(D)    STOCK OPTIONS

       In November 1998 and May 2001, the Company's Board of Directors approved the 1998 Incentive Plan (the 1998 Plan) and the 2001 Stock Option Plan (the 2001 Plan) (collectively, the Plans), respectively, permitting the granting of stock options to employees, directors, consultants and advisors, which may be either incentive stock options or nonqualified options and stock awards. The Board has reserved 750,000 and 1,750,000 shares of common stock for issuance under the 1998 Plan and the 2001 Plan, respectively.

       The exercise price and vesting are determined by the Board of Directors at the date of grant. Options generally vest over two and four years and expire 10 years after the date of grant. Incentive stock options under the Plans are granted at not less than fair market value per share of common stock on the date of grant or 110% of fair market value for any stockholder who holds more than 10% of the total combined voting power of all classes of stock of the Company.


                                     F-I-18

DIOMED, INC.

Consolidated Notes to Financial Statements
December 31, 2000

(INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


       A summary of stock option activity is as follows:

                                                                             WEIGHTED
                                                              RANGE OF        NUMBER OF      AVERAGE
                                                           EXERCISE PRICE       SHARES    EXERCISE PRICE
         Outstanding, December 31, 1997                  $   2.24-8.23         354,150   $        5.11
            Granted                                          5.98-6.56         257,662            6.62
            Exercised                                        2.24-4.49         (25,350)           4.96
            Forfeited                                        2.24-5.98         (31,600)           4.84
                                                         -------------   -------------   -------------
         Outstanding, December 31, 1998                      2.24-8.23         554,862            5.54
            Granted                                          2.50-5.98         198,316            3.63
            Exercised                                             4.49         (25,000)           4.84
            Forfeited                                        2.24-8.23         (24,100)           6.57
                                                         -------------   -------------   -------------
         Outstanding, December 31, 1999                      2.24-8.23         704,078            4.89
            Granted                                               3.50         172,738            3.50
            Forfeited                                        2.24-8.23         (36,176)           6.46
                                                         -------------   -------------   -------------
         Outstanding, December 31, 2000                      2.24-8.23         840,640            4.37
            Granted                                          1.25-2.25       1,031,653            1.31
            Forfeited                                        3.50-6.36         (42,909)           3.67
                                                         -------------   -------------   -------------
         Outstanding, September 30, 2001                 $  1.25-$8.23       1,829,384   $        2.62
                                                         =============   =============   =============
         Exercisable, December 31, 1998                  $  2.50-$8.23         416,327   $        5.54
                                                         =============   =============   =============
         Exercisable, December 31, 1999                  $  2.24-$8.23         573,343   $        4.07
                                                         =============   =============   =============
         Exercisable, December 31, 2000                  $  2.24-$8.23         680,621   $        4.59
                                                         =============   =============   =============
         Exercisable, September 30, 2001                 $  1.25-$8.23         837,404   $        4.05
                                                         =============   =============   =============

       At September 30, 2001, 1,160,295 options were available for future grants under the Plans.

       The following table summarizes information relating to currently outstanding and exercisable options as of September 30, 2001.

                                    OUTSTANDING
                                      WEIGHTED
                                      AVERAGE                        EXERCISABLE
                                     REMAINING    WEIGHTED                   WEIGHTED
                                    CONTRACTUAL    AVERAGE                   AVERAGE
          EXERCISE     NUMBER OF      LIFE (IN    EXERCISE     NUMBER OF     EXERCISE
            PRICE        SHARES        YEARS)       PRICE       SHARES        PRICE
         $      1.25      971,653       9.7      $      1.25       60,000  $      1.25
           2.24-3.50      449,081       5.6             2.86      370,421         2.77
           4.00-6.56      390,250       4.6             5.52      388,583         5.52
           7.48-8.23       18,400       4.5             7.76       18,400         7.76
                      -----------                -----------  -----------  -----------

                        1,829,384                $      2.62      837,404  $      4.05
                      ===========                ===========  ===========  ===========

                                     F-I-19

DIOMED, INC.

Consolidated Notes to Financial Statements
December 31, 2000

(INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)



       Had compensation cost for the Company's option plans been determined based on the fair value at the grant dates, as prescribed in SFAS No. 123 for the years ended December 31, 1998, 1999 and 2000 and for the nine months ended September 30, 2000 and 2001, the Company's pro forma net loss would have been as follows:


                                                                                            NINE MONTHS ENDED
                                                      YEARS ENDED DECEMBER 31,                SEPTEMBER 30,
                                              ----------------------------------------  ---------------------------
                                                  1998          1999          2000          2000          2001
Net loss applicable to common stockholders,
   as reported                                $(1,809,260)  $ (7,490,726) $ (3,475,996) $ (2,914,300) $ (6,644,381)
Net loss applicable to common stockholders,
   pro forma                                  $(1,828,228)  $ (7,524,032) $ (3,541,425) $ (2,961,340) $ (6,692,853)
Basic and diluted net loss per share
   applicable to common stockholders, as
   reported                                   $     (0.70)  $     (2.34)  $     (0.82)  $     (0.71)  $     (0.83)
Basic and diluted net loss per share
   applicable to common stockholders, pro
   forma                                      $     (0.70)  $     (2.35)  $     (0.83)  $     (0.73)  $     (0.84)


       The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants during the applicable period:



                                                   DECEMBER 31,                    SEPTEMBER 30,
                                      1998          1999          2000          2000          2001
Risk-free interest rate            4.62-5.57%    4.84-6.55%    5.78-6.68%    5.93-6.68%    4.62-6.29%
Expected dividend yield                    -%            -%            -%            -%            -%
Expected lives                        5 years       5 years       5 years       5 years       5 years
Expected volatility                        -%            -%            -%            -%            -%
Weighted average grant date
   fair value per share           $       0.90  $       0.92  $       0.95  $       0.96  $       0.30
Weighted average remaining
   contractual life of options
   outstanding                       5.5 years     6.0 years     6.4 years     7.0 years     7.5 years


       In connection with the private offerings of the Company's common stock, options to purchase 48,966 and 8,438 shares of common stock were issued to nonemployees in 1999 and 2000, respectively. The Company has recorded stock-based offering costs of $30,000 and $33,752 based upon the fair value of such options.


(E)    ISSUANCE OF STOCK OPTIONS TO CONSULTANTS

       In August 2001, the Company granted fully exercisable options to purchase 60,000 shares of common stock at an exercise price per share equal to $2.25 to consultants in exchange for marketing services. The Company recorded the fair value of such options, based on the Black-Scholes option pricing model, as stock-based compensation expense totaling $55,000 in the accompanying statement of operations for the nine months ended September 30, 2001.

                                     F-I-20

DIOMED, INC.

Consolidated Notes to Financial Statements
December 31, 2000

(INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(12)     VALUATION AND QUALIFYING ACCOUNTS


A summary of the allowance for doubtful accounts is as follows:

                                           YEARS ENDED DECEMBER 31,         SEPTEMBER 30,
                                  ---------                        -------
                                      1998          1999          2000          2001
Allowance for doubtful accounts:
  Balance, beginning of period    $         -   $         -   $     7,000   $   300,000
     Provision for doubtful
       accounts                             -         7,000       293,000       200,000
     Write-offs                             -             -             -      (262,000)
                                  -----------   -----------   -----------   -----------
  Balance, end of period          $         -   $     7,000   $   300,000   $   238,000
                                  ===========   ===========   ===========   ===========

(13)     SEGMENT REPORTING

The Company has adopted SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, which establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS No. 131 also establishes standards for related disclosures about products and services and geographic areas.

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision making group, in making decisions on how to allocate resources and assess performance. The Company's chief decision making group, as defined under SFAS No. 131, is the Executive Management Committee.

The Company's reportable segments are determined by product type: laser systems and fibers and other accessories. The accounting policies of the segments are the same as those described in Note 2. The Executive Management Committee evaluates segment performance based on revenue. Accordingly, all expenses are considered corporate level activities and are not allocated to segments. Also, the Executive Management Committee does not assign assets to its segments.

This table presents revenues by reportable segment:

                                                                  NINE MONTHS ENDED
                             YEARS ENDED DECEMBER 31,               SEPTEMBER 30,
                    ---------                        -------
                        1998          1999          2000          2000          2001
Laser systems       $ 8,266,808   $ 5,818,270   $ 8,901,906   $ 4,802,800   $ 5,157,800
Fibers and other
   accessories        1,045,539       933,032       522,608       659,000     1,270,000
                    -----------   -----------   -----------   -----------   -----------

     Total          $ 9,312,347   $ 6,751,302   $ 9,424,514   $ 5,461,800   $ 6,427,800
                    ===========   ===========   ===========   ===========   ===========


                                     F-I-21

DIOMED, INC.

Consolidated Notes to Financial Statements
December 31, 2000

(INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

The following table represents percentage of revenues by geographic destination:

                                                                  NINE MONTHS ENDED
                             YEARS ENDED DECEMBER 31,               SEPTEMBER 30,
                    ---------                        -------
                        1998          1999          2000          2000          2001
North America              15%           30%           33%           15%           48%

Asia/Pacific               34            28            30            40            27

Europe                     44            34            33            43            25

Other                       7             8             4             2             -
                    ---------     ---------     ---------     ---------     ---------
     Total                100%          100%          100%          100%          100%
                    =========     =========     =========     =========     =========

The following table represents long-lived assets by geographic destination:

                                   DECEMBER 31,               SEPTEMBER 30,
                               1999             2000              2001
North America            $       357,250   $     1,200,955  $     1,246,896
Europe                         1,606,048         1,489,575        1,325,000
                         ---------------   ---------------  ---------------
     Total               $     1,963,298   $     2,690,530  $     2,571,896
                         ===============   ===============  ===============



                                     F-I-22

DIOMED, INC.

Consolidated Notes to Financial Statements
December 31, 2000

(INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)




(14) COMMITMENTS


(A)    LEASES

       The Company leases certain equipment and office facilities under noncancelable operating and capital leases that expire at various dates through 2014. The Company's building lease at its subsidiary in the UK is a 25-year lease through 2024. However, the Company has an option, at its election, to terminate the lease agreement after 10 years in 2014. If the Company chooses not to exercise this option, the lease agreement continues for the remaining 10 years through 2024. Total rent expense under these operating lease agreements for the years ended December 31, 1998, 1999, 2000 and the nine months ended September 30, 2000 and 2001 was $69,776, $381,446, $454,529, $340,897 and $361,235, respectively.
       Capital lease obligations bear interest at a rate of 20% per annum. Future minimum lease payments required under these leases at September 30, 2001 are as follows:

                                                      CAPITAL LEASES   OPERATING LEASES
         2001, three months                          $        18,612   $       120,346
         2002                                                 63,809           481,383
         2003                                                 28,769           481,383
         2004                                                  8,845           462,801
         2005                                                    298           444,219
         Thereafter                                                -         3,701,826
                                                     ---------------   ---------------
                  Total future minimum lease
                  payments                                   120,333   $     5,691,958
                                                                       ===============
         Less--Amount representing interest                   20,433
                                                      ---------------
                  Present value of future minimum
                  lease payments                              99,900
         Less--Current portion of capital lease
         obligations                                          48,657
                                                     ---------------
                  Capital lease obligations, net
                  of current portion                 $        51,243
                                                     ===============


(B)    LITIGATION

       From time to time, the Company is involved in legal and administrative proceedings and claims of various types. While any litigation contains an element of uncertainty, management, in consultation with the Company's general counsel, presently believes that the outcome of each such other proceedings or claims which are pending or known to be threatened, or all of them combined, will not have a material adverse effect on the Company.

       On October 22, 2001, a plaintiff filed an action against the Company, alleging that the Company disclosed certain trade secret information. The plaintiff


                                     F-I-23

DIOMED, INC.

Consolidated Notes to Financial Statements
December 31, 2000

(INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)









       seeks compensatory and punitive damages in an unspecified amount and an injunction against further disclosures. The Company has moved to dismiss the action and compel arbitration. Management believes that this claim will not have a material adverse effect on the Company's consolidated financial position or results of operations.

(15) BRIDGE LOANS FROM STOCKHOLDERS

       In September 2001, the Company received an aggregate of $500,000 from two stockholders of the Company in exchange for a bridge loan in the form of two secured promissory notes ("notes"), dated October 5, 2001. The notes mature on January 1, 2003 and bear an annual interest rate of 7.5%.

       The notes are convertible, at the election of the noteholders, into common stock prior to the maturity date under the following scenarios :
       1) in the event the Company does not complete a reverse merger by October 31, 2001, the noteholders may exercise their call option issued in the March 2001 Series A Preferred Stock financing (see Note 11B) and deliver their notes as payment, 2) in the event the Company completes a reverse merger, the notes are convertible into common stock at the lesser of $2.25 per share and the price per share in the reverse merger, 3) in the event of another type of financing transaction, as defined, the notes are convertible into common stock at the lesser of $2.25 per share and the price per share in the transaction, and 4) in the event of a merger or consolidation, excluding a reverse merger, the notes are convertible into common stock at the lesser of $2.25 per share and the price per share of any warrants issued in the transaction. However, if the Company successfully completes a reverse merger with a public company, where such public company has raised $10 million in gross proceeds in a private placement financing prior to the reverse merger, the notes become due and payable in cash within 10 days of the effective closing date. The call option expired on October 31, 2001.

       In addition, the Company granted fully exercisable warrants to purchase an aggregate of 50,000 shares of common stock at a price per share equal to a maximum of $2.25, adjustable for certain events, as defined. The value of such warrants, calculated using the Black-Scholes option pricing model, was recorded as a debt discount totaling $43,000 and will be amortized to interest expense over the life of the note. In addition, the beneficial conversion feature attributable to the warrants, totaling $43,000, will be recorded as interest expense upon the occurrence of an event which will trigger the note's right to convert. Due to the Company's delay in completing the reverse merger by December 31, 2001, the Company will have to issue up to an additional aggregate of 50,000 warrants, at the rate of 10,000 warrants for each month the reverse merger is delayed, with terms identical to the initial grant. The warrants expire two years from the date of issuance.

       In December 2001, the Company received an additional aggregate of $200,000 from the same two noteholders through issuance of additional promissory notes, with terms identical to those specified above, except as noted below. The maximum conversion price of the notes and the exercise price of the warrants is $2.00 per share, adjustable for certain events as defined. In addition, the Company granted fully exercisable warrants to purchase an aggregate of 20,000 shares of common stock at a price per share equal to a maximum of $2.00, adjustable for certain events, as defined. If the Company does not complete a reverse merger by March 31,


                                     F-I-24

DIOMED, INC.

Consolidated Notes to Financial Statements
December 31, 2000

(INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

       2002, the Company may have to issue up to an additional aggregate of 20,000 warrants, at the rate of 10,000 per month for each month the reverse merger is delayed, with terms identical to the initial grant. Under the December 2001 notes, the conversion price of the notes and the exercise price of the warrants included under the October 2001 notes were reduced to a maximum of $2.00 to be consistent with the terms of the December 2001 notes. Such revision creates an additional beneficial conversion feature attributed to the reduction of the conversion price, totaling $62,500, to be recorded upon the occurrence of an event which will trigger the notes' right to convert. Additionally, such revision creates an additional debt discount, attributed to the establishment of a new measurement date for the amended warrant, totaling $39,000. In January 2002, the Company issued an additional aggregate of 10,000 warrants due to the reverse merger not being consummated by December 31, 2001.

(16) MERGER AND PRIVATE OFFERING OF COMMON STOCK

       On February 14, 2002, Diomed Acquisition Corp. ("Acquisition"), a Delaware corporation and a wholly-owned subsidiary of Diomed Holdings, Inc., a Nevada corporation formerly known as Natexco Corporation (the "Parent") merged with and into the Company pursuant to an Agreement and Plan of Merger, dated as of January 29, 2002. In the merger (the "Merger") that occurred under the Agreement and Plan of Merger, the stockholders of the Company received shares of Parent. As a condition to the Merger, Parent raised gross proceeds of $10,000,000 in a private offering of shares of its common stock. The shares issued in the private offering are not subject to refund, redemption or rescission and, accordingly, will be included as a component of stockholders' equity, net of the applicable costs. The merger agreement provides that the proceeds of that offering will be available to the Company for payment of its existing obligations and, subject to the approval of its board of directors, certain future expenses, including the financing of product developments and acquisitions. Parent is obligated to use its best efforts to file a registration statement with the Securities Exchange Commission to register for resale its common shares that it issued in the private offering and those of its common shares that it issued to the Company's former stockholders and to cause the registration statement to be declared effective. In the event that the Parent fails to file or cause the registration statement to be declared effective, or remain effective through the first anniversary of the Merger, the Parent will be required to issue additional shares of its common stock, up to a maximum of 12% of the shares held by each party subject to the agreement.

       After the Merger, the Company's former stockholders own approximately 51% of the issued and outstanding shares of Parent (in terms of common share equivalents). The shares of Parent into which the shares of the Company's existing common stock and the Company's Series A preferred stock will be converted in the Merger will thereafter automatically convert into Parent's common stock in installments beginning after Parent's registration statement has become effective and continuing, unless interrupted under certain circumstances, until the second anniversary of the Merger, at which time all such shares will automatically convert into shares of Parent's common stock.

       The Merger will be accounted for as a recapitalization. The historical records of the Company will become the historical records of Parent. Following the Merger, the business conducted by Parent will be the business conducted by the Company prior to the Merger.

       Costs of approximately $1.5 million related to the issuance of Parent's shares in the offering and its preparation and negotiation of the documentation for the Merger were paid at the closing of the Merger.


                                     F-I-25

                                TABLE OF CONTENTS

                                                                                Page
                                                                                -----
Notes to unaudited pro forma combined condensed financial statements            F-II-2

Pro forma combined condensed balance sheet as of September 30, 2001             F-II-3

Notes to pro forma combined condensed balance sheet as of September 30, 2001    F-II-4

Pro forma combined condensed statement of operations for the year ended
December 31, 2000                                                               F-II-5

Notes to pro forma combined condensed statement of operations for the nine
months ended December  31, 2001                                                 F-II-6

Pro forma combined condensed statement of operations for the year ended
December 31, 2000                                                               F-II-7

Notes to pro forma combined condensed statement of operations for the nine
months ended September 30, 2001                                                 F-II-8

                                     F-II-1

                      DIOMED HOLDINGS, INC. AND SUBSIDIARY

      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

         The unaudited pro forma combined condensed financial statements combine
(i) the historical consolidated balance sheets of Diomed, Inc. and Diomed Holdings, Inc. as of September 30, 2001 as if the reverse merger was consummated on September 30, 2001 and (ii) the historical statements of operations for the nine months ended September 30, 2001 and the year ended December 31, 2000 as if the reverse merger was consummated on January 1, 2000. The pro forma information is not necessarily indicative of either the results which would have actually been reported if the reverse merger had been consummated on January 1, 2000 or results which may be reported in the future.


                                     F-II-2

                     DIOMED HOLDINGS, INC. AND SUBSIDIARIES

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                            AS OF SEPTEMBER 30, 2001
                              AMOUNTS IN THOUSANDS
                                   (UNAUDITED)

                                                              HISTORICAL                              PRO FORMA
                                                    --------------------------------    --------------------------------------
                                                                          DIOMED                                  COMBINED
                                                       DIOMED            HOLDINGS        ADJUSTMENTS              COMPANY
                                                    --------------     -------------    --------------         ---------------
                      ASSETS
CURRENT ASSETS:
   Cash and cash equivalents                             $   293               $  -           $8,500   (1)          $  8,293
                                                                                                (500)  (3)
   Accounts receivable, net                                1,352                  -                -                   1,352
   Inventories                                             2,583                  -                -                   2,583
   Prepaid expenses and other current assets                 302                  -                -                     302
                                                    --------------     -------------    --------------         ---------------
   Total current assets                                    4,530                  -            8,000                  12,530
PROPERTY AND EQUIPMENT, NET                                1,101                  1               (1)  (2)             1,101
INTANGIBLE ASSETS, NET                                       802                  -                -                     802
OTHER ASSETS                                                 669                  9             (176)  (1)               493
                                                                                                  (9)  (2)
                                                    --------------     -------------    --------------         ---------------
                                                          $7,102                $10           $7,814                 $14,926
                                                    ==============     =============    ==============         ===============
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
Bank loan                                                  $ 530              $   -       $        -               $     530
Convertible loan notes                                         -                 35                -                      35
Current maturities of convertible debt                       339                  -                -                     339
Current maturities of capital lease obligations               49                  -                -                      49
Accounts payable                                           2,309                  -             (176)  (1)             2,133
Accrued expenses                                             833                  3                -                     836
Customer advance                                             488                  -                -                     488
                                                    --------------     -------------    --------------         ---------------
  Total current liabilities                                4,548                 38             (176)                  4,410
                                                    --------------     -------------    --------------         ---------------
PROMISSORY NOTE PAYABLE                                      936                  -                -                     936
CONVERTIBLE NOTES PAYABLE TO STOCKHOLDERS
                                                             457                  -             (457)  (3)                 -
CONVERTIBLE DEBT, less current maturities                    826                  -                                      826
CAPITAL LEASE OBLIGATIONS, less current maturities
                                                              51                  -                -                      51
STOCKHOLDERS' EQUITY (DEFICIT):
Preferred stock                                               27                  -              (13)  (4)                14
Common stock                                                   9                 10                5   (1)                24
Additional paid-in capital                                30,271                 44            8,495   (1)            38,837
                                                                                                  13   (4)
                                                                                                 106   (3)
                                                                                                 (82)  (5)
                                                                                                 (10)  (2)
Cumulative translation adjustment                             (4)                 -                -                      (4)
Accumulated deficit                                      (30,019)               (82)            (149)  (3)           (30,168)
                                                                                                  82   (5)
                                                    --------------     -------------    --------------         ---------------
Total stockholders' equity (deficit)                         284                (28)           8,447                   8,703
                                                    --------------     -------------    --------------         ---------------
                                                          $7,102              $  10           $7,814                 $14,926
                                                    ==============     =============    ==============         ===============

                                     F-II-3

                     DIOMED HOLDINGS, INC. AND SUBSIDIARIES


               NOTES TO PRO FORMA COMBINED CONDENSED BALANCE SHEET
                            AS OF SEPTEMBER 30, 2001
                                   (UNAUDITED)


The accompanying unaudited pro forma condensed balance sheet has been prepared by combining the historical results of Diomed and Diomed Holdings as of September 30, 2001 and reflects the following pro forma adjustments:

(1) Represents a private placement of 5,000,000 shares of Diomed Holdings at $2.00 per share net of $1.5 million in costs related to the private placement and the merger.

(2) Represents write-down of Diomed Holdings' long-lived assets to realizable value.

(3) Represents the payment of the September 2001 bridge loans, including the recognition of non cash interest expense related to debt discount and beneficial conversion feature.

(4) Represents the issuance of 1,362,500 shares of Diomed Holdings Class A convertible preferred stock to the former holders of 2,725,000 shares of Diomed Series A preferred stock which shares convert into 5,450,000 shares of Diomed common stock.

(5)  Represents elimination of Diomed Holdings' accumulated deficit.




                                     F-II-4

                     DIOMED HOLDINGS, INC. AND SUBSIDIARIES
              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                   AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                                   (UNAUDITED)

                                                              HISTORICAL                                PRO FORMA
                                                   ----------------------------------      ------------------------------------
                                                                           DIOMED                                  COMBINED
                                                      DIOMED              HOLDINGS          ADJUSTMENTS            COMPANY
                                                   --------------       -------------      ---------------      ---------------
Revenues                                                  $9,425               $   1             $    -                $9,426
Cost of revenues                                           7,415                   -                  -                 7,415
                                                   --------------       -------------      ---------------      ---------------
     Gross profit                                          2,010                   1                  -                 2,011
                                                   --------------       -------------      ---------------      ---------------
Operating expenses:
   Research and development                                1,270                   -                  -                 1,270
   Selling and marketing                                   1,648                   -                  -                 1,648
   General and administrative                              2,229                  41                  -                 2,270
                                                   --------------       -------------      ---------------      ---------------
     Total operating expenses                              5,147                  41                  -                 5,188
                                                   --------------       -------------      ---------------      ---------------
     Loss from operations                                 (3,137)                (40)                 -                (3,177)
Interest expense, net                                       (339)                 (2)                      (1)           (341)
                                                   --------------       -------------      ---------------      ---------------
     Net loss                                            $(3,476)               $(42)                 -               $(3,518)
                                                   ==============       =============      ===============      ===============
Basic and diluted net loss per share                    $ (0.82)                 $ -                    -             $ (0.15)
                                                   ==============       =============      ===============      ===============
Basic and diluted weighted average common shares          4,246   (4)          9,200              5,000    (2)         23,896
outstanding                                                                                       5,450    (3)
                                                   ==============       =============      ===============      ===============


                                     F-II-5

                     DIOMED HOLDINGS, INC. AND SUBSIDIARIES


          NOTES TO PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                                   (UNAUDITED)


The accompanying unaudited pro forma condensed statement of operations has been prepared by combining the historical results of Diomed and Diomed Holdings for the year ended December 31, 2000 and reflects the following pro forma adjustments:

(1) Excludes approximately $149,000 of nonrecurring non cash interest expense related to debt discount and beneficial conversion feature on $500,000 of September 2001 bridge loans.

(2) Represents the increase in Diomed Holdings shares of common stock to reflect the number of shares issued in connection with private placement by Diomed Holdings.

(3) Represents the issuance of 1,362,500 shares of Diomed Holdings Class A convertible preferred stock to the former holders of 2,725,000 shares of Diomed Series A preferred stock, which shares convert into 5,450,000 shares of Diomed common stock.

(4) In the merger, stockholders of Diomed common stock received shares of Diomed Holdings Class A convertible preferred stock, which shares convert into Diomed Holdings common stock. In January 2002, Diomed Holdings reduced its 9.6 million shares outstanding to 9.2 million by a redemption of 400,000 shares.




                                     F-II-6

                     DIOMED HOLDINGS, INC. AND SUBSIDIARIES


              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                   AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001
                                   (UNAUDITED)

                                                              HISTORICAL                                PRO FORMA
                                                   ----------------------------------      ------------------------------------
                                                                                                                   COMBINED
                                                      DIOMED               DIOMED           ADJUSTMENTS            COMPANY
                                                                          HOLDINGS
                                                   --------------       -------------      ---------------      ---------------
Revenues                                                  $6,428             $   6                   $-                $6,434
Cost of revenues                                           4,952                   -                  -                 4,952
                                                   --------------       -------------      ---------------      ---------------
     Gross profit                                          1,476                 6                    -                 1,482
                                                   --------------       -------------      ---------------      ---------------
Operating expenses:
   Research and development                                1,009                 -                    -                 1,009
   Selling and marketing                                   1,873                 -                    -                 1,873
   General and administrative                              1,936                40                    -                 1,976
                                                   --------------       -------------      ---------------      ---------------
                                                                                                      -
     Total operating expenses                              4,818                40                    -                 4,858
                                                   --------------       -------------      ---------------      ---------------
     Loss from operations                                 (3,342)              (34)                   -                (3,376)
Interest expense, net                                     (2,879)               (2)                   -                (2,881)
                                                   --------------       -------------      ---------------      ---------------
     Net loss                                             (6,221)              (36)                                    (6,257)
Value ascribed to call option and beneficial
  conversion feature related to preferred stock             (423)                -                    -                  (423)
                                                   --------------       -------------      ---------------      ---------------
     Net loss applicable to common stockholders          $(6,644)             $(36)                                   $(6,680)
                                                   ==============       =============      ===============      ===============
Basic and diluted net loss per share applicable
  to common stockholders                                $ (0.83)                 $ -                    -             $ (0.24)
                                                   ==============       =============      ===============      ===============
Basic and diluted weighted average common shares          8,004   (3)        9,200    (3)         5,000    (1)         27,654
  outstanding                                                                                     5,450    (2)
                                                   ==============       =============      ===============      ===============

                                     F-II-7

                     DIOMED HOLDINGS, INC. AND SUBSIDIARIES

          NOTES TO PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001
                                   (UNAUDITED)

The accompanying unaudited pro forma condensed statement of operations has been prepared by combining the historical results of Diomed and Diomed Holdings for the nine months ended September 30, 2001 and reflects the following pro forma adjustments:

(1) Represents the increase in Diomed Holdings common stock to reflect the number of shares issued in connection with private placement by Diomed Holdings.

(2) Represents the issuance of 1,362,500 shares of Diomed Holdings Class A convertible preferred stock to the former holders of 2,725,000 shares of Diomed Series A preferred stock, which shares convert into 5,450,000 shares of Diomed common stock.

(3) In the merger, stockholders of Diomed common stock received shares of Diomed Holdings Class A convertible preferred stock, which shares convert into Diomed Holdings common stock. In January 2002, Diomed Holdings reduced its 9.6 million shares outstanding to 9.2 million by a redemption of 400,000 shares.



                                     F-II-8